Exhibit 99.4

Statement by the Board of Directors of CoinShares regarding the joint merger plan with Odysseus Holdings, Vine Hill Capital Investment Corp., Odysseus Holdings Limited and others

CoinShares International Limited (“CoinShares”) Vine Hill Capital Investment Corp., a special purpose acquisition company listed on the Nasdaq Stock Market (“Vine Hill”), and Odysseus Holdings Limited, a newly formed Jersey entity, (“Odysseus Holdings”)1 today jointly announce that CoinShares, Vine Hill and Odysseus Holdings have agreed on a joint merger plan including a court-sanctioned Scheme of Arrangement (as defined below) under Jersey Law between CoinShares and its shareholders (such joint merger plan and the Scheme of Arrangement, together, the “Transaction”), in order to facilitate a change of listing venue for CoinShares ordinary shares from Nasdaq Stockholm to the Nasdaq Stock Market in the United States, or any other public stock market or exchange in the United States as may be agreed between CoinShares and Vine Hill. The total consideration for CoinShares’ shareholders represents a valuation of CoinShares at approximately SEK 11.3 billion or USD 1.2 billion, corresponding to approximately SEK 173.2 per ordinary share in CoinShares calculated based on the shares and options outstanding as of 8 September 2025 in accordance with terms of the BCA (as defined below)2, and representing a premium of approximately 30.6 percent compared to the closing share price of SEK 132.6 in CoinShares on Nasdaq Stockholm on 5 September 2025, which was the last ended trading day prior to the announcement of the Transaction3.The consideration of the Transaction consists of ordinary shares in Odysseus Holdings (as defined below), which will ultimately replace Vine Hill as the listed entity on the Nasdaq Stock Market in the United States and own all the outstanding shares in CoinShares after the completion of the Transaction which is intended to commence on 17 December 2025.

Today, 8 September 2025, each of CoinShares, Vine Hill, Odysseus Holdings and Odysseus (Cayman) Limited, a newly formed Cayman Islands exempted company, wholly owned by Odysseus Holdings have entered into a Business Combination Agreement (the “BCA”) which outlines the structure of the Transaction and a joint merger plan that includes a scheme of arrangement under Article 125 of the Jersey Companies Law (the “Scheme of Arrangement”).

Each issued and outstanding ordinary share of CoinShares will be exchanged for a number of ordinary shares of Odysseus Holdings (each, an “Odysseus Holdings Ordinary Share”) equal to the quotient obtained by dividing (i) the Equity Value Per Share (as defined below) by (ii) USD 10.04 (such quotient, the “Equity Exchange Ratio”). The “Equity Value Per Share” is calculated as USD 1.2 billion5 divided by the fully diluted number of outstanding and issued ordinary shares in CoinShares as of immediately prior to the completion of the Transaction, excluding the ordinary shares in to be issued in the private placement referred to in the previous press release announced by CoinShares and Odysseus Holdings jointly.6 Based on the number ordinary shares in CoinShares as of 8 September 2025, the Equity Exchange Ratio would be equal to approximately 1.8116 Odysseus Holdings Ordinary Shares.7 The minimum Equity Exchange Ratio is approximately 1.7782 Odysseus Holdings Ordinary Shares.8 The maximum Equity Exchange Ratio is approximately 1.8319 Odysseus Ordinary Shares.9

[1]	Odysseus Holdings Limited is a newly formed Jersey private limited liability company wholly owned by Jeri-Lea Brown, with registration number 161481, having its registered office at 2 Hill Street, St. Helier, JE2 4UA.
[2]	Based on 65,507,173 shares in CoinShares, excluding 1,171,037 shares held in treasury by CoinShares in each case as of 8 September 2025 and 734,338 shares in CoinShares that, as of 8 September 2025, would be issued if the outstanding CoinShares options, whether vested or unsettled, were net settled by withholding shares upon exercise, and an exchange rate of SEK/USD 9.45324 as of 5 September 2025, which would result in an Equity Exchange Ratio (as defined below) of 1.8116. Assuming all of the 1,927,883 outstanding CoinShares options were exercised for cash prior to completion of the Transaction, and CoinShares issued USD 500,000 of additional options (the maximum amount permitted under the BCA) at the USD 10.00 transaction price prior to completion of the Transaction, there would be 67,485,056 shares in CoinShares, which would result in an Equity Exchange Ratio of approximately 1.7782 corresponding to SEK 168.1. Assuming all of the 1,927,883 CoinShares Options were cancelled prior to completion of the Transaction, and CoinShares does not issue any additional options prior to completion of the Transaction, there would be 65,507,173 shares in CoinShares, which would result in an Equity Exchange Ratio of approximately 1.8319 corresponding to SEK 173.2. The actual number of shares in CoinShares calculated on a fully diluted basis pursuant to the BCA as of immediately prior to the completion of the Transaction, excluding the shares to be issued in the private placement may be different.
[3]	Excluding today, 8 September 2025.
[4]	Corresponding to approximately SEK 94.5, based on an exchange rate of USD/SEK 9.45324 as of 5 September 2025.
[5]	Corresponding to approximately SEK 11.3 billion, based on an exchange rate of USD/SEK 9.45324 as of 5 September 2025.
[6]	Based on 65,507,173 shares in CoinShares, excluding 1,171,037 shares held in treasury by CoinShares in each case as of 8 September 2025, and 734,338 shares in CoinShares that, as of 8 September 2025, would be issued if the outstanding CoinShares options (as defined above), whether vested or unsettled, were net settled by withholding shares upon exercise, which would result in an Equity Exchange Ratio of 1.8319.
[7]	Based on 65,507,173 shares in CoinShares, excluding 1,171,037 shares held in treasury by CoinShares, in each case as of
8 September 2025, and 734,338 shares in CoinShares that, as of 8 September 2025, would be issued if the outstanding CoinShares options, whether vested or unsettled, were net settled by withholding shares upon exercise.
[8]	Assuming all of the 1,927,883 outstanding CoinShares Options were exercised for cash prior to completion of the Transaction, and CoinShares issued USD 500,000 of additional options (the maximum amount permitted under the BCA) at the USD 10.00 transaction price prior to completion of the Transaction, there would be 67,485,056 shares in CoinShares (excluding the shares to be issued in the private placement which do not impact the calculations), which would result in an Equity Exchange Ratio of approximately 1.7782 corresponding to SEK 168.1.
[9]	Assuming all of the 1,927,883 CoinShares options were cancelled prior to completion of the Transaction, and CoinShares does not issue any additional options prior to completion of the Transaction, there would be 65,507,173 shares in CoinShares (excluding the shares to be issued in the private placement which do not impact the calculations), which would result in an Equity Exchange Ratio of approximately 1.8319 corresponding to SEK 173.2.

Based on the average volume-weighted price during the last ten trading days for CoinShares’ ordinary shares on Nasdaq Stockholm, the approximate Transaction consideration calculated based on the shares and options outstanding as of 8 September 2025 in accordance with terms of the Business Combination Agreement represents a premium of approximately:10

●	30.6 percent compared to the closing share price of SEK 132.6 on Nasdaq Stockholm on 5 September 2025, which was the last trading day[11] prior to the announcement of the Transaction;

●	53.0 percent compared to the volume weighted average trading price of SEK 113.2 for the shares on Nasdaq Stockholm during the last 30 trading days[12] prior to the announcement of the Transaction; and

●	89.0 percent compared to the volume weighted average trading price of SEK 91.6 for the shares on Nasdaq Stockholm during the last 180 trading days[13] prior to the announcement of the Transaction.

The evaluation of the Transaction by the Board of Directors

The Board of Directors’ opinion of the Transaction is based on an assessment of a number of factors that the Board of Directors has considered relevant in relation to the evaluation of the Transaction. These factors include, but are not limited to strategic benefits of the Transaction and the share premium for CoinShares’ shareholders. The Board of Directors believe that the Transaction represents a strategic opportunity to reposition CoinShares within the U.S. capital markets, enabling CoinShares to access a deeper pool of institutional investors, benefit from enhanced research coverage, and align its listing venue with its global growth ambitions including building brand awareness for new product launches in the U.S. as a U.S. listed company, which will support CoinShares’ strategic entry into the U.S. marketplace, which it believes offers potential for revenue growth.

Furthermore, the Board of Directors has obtained a fairness opinion dated 7 September 2025 issued by Eight Advisory UK Limited (the “Fairness Opinion”) reflecting their opinion as of that date that, on the basis of the considerations therein, the consideration to be paid by Odysseus Holdings is fair, from a financial point of view, to CoinShares in accordance with Rule II.19 and III.3 of the Takeover rules for Nasdaq Stockholm and Nordic Growth Market NGM (the “Takeover Rules”).

The Board of Directors considers the consideration to be fair, from a financial point of view to the shareholders of CoinShares and this view is supported by the Fairness Opinion from Eight Advisory UK Limited, to the effect that, as of such date and based upon and subject to the assumptions and limitations set forth therein, the consideration to be received in the Transaction by the shareholders of CoinShares is fair, from a financial point of view, to such shareholders.

Based on the above, the Board of Directors unanimously recommends CoinShares shareholders to vote in favor of the Transaction on the court meeting which is expected to be held on or about 8 December 2025.

Impact on CoinShares and its employees

There are currently no decisions concerning any material changes to CoinShares’ employees or to the existing organization and operations, including the terms of employment and locations of the business.

Brief description of Odysseus Holdings

Odysseus Holdings is a newly formed Jersey company established pursuant to the BCA. It serves solely as a vehicle within the predetermined transaction structure initiated by CoinShares and Vine Hill in accordance with the BCA.

[10]	Based on 65,507,173 shares in CoinShares, excluding 1,171,037 shares held in treasury by CoinShares in each case as of 8 September 2025, and 734,338 shares in CoinShares that, as of 8 September 2025, would be issued if the outstanding CoinShares Options (as defined above), whether vested or unsettled, were net settled by withholding shares upon exercise. The number of shares in CoinShares calculated pursuant to the BCA as of immediately prior to the completion of the Transaction, excluding the shares to be issued in the Private Placement may be different.
[11]	Excluding today, 8 September 2025.
[12]	Excluding today, 8 September 2025.
[13]	Excluding today, 8 September 2025.

Brief description of CoinShares

CoinShares is a leading European asset manager specializing in digital assets, that delivers a broad range of financial services across investment management, trading and securities to a wide array of clients that includes corporations, financial institutions and individuals. Focusing on crypto since 2013, the firm is headquartered in Jersey, with offices in France, Sweden, Switzerland, the UK and the US. CoinShares is regulated in Jersey by the Jersey Financial Services Commission, in France by the Autorité des marchés financiers, and in the U.S. by the Securities and Exchange Commission, the National Futures Association and the Financial Industry Regulatory Authority. CoinShares is publicly listed on Nasdaq Stockholm under the ticker CS and the OTCQX under the ticker CNSRF.

Brief description of Vine Hill

Vine Hill was established for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, and forms part of Vine Hill Capital Partners, which is a premier alternative investment manager dedicated to helping businesses achieve their full potential and unlocking shareholder value through leveraging the public markets. Vine Hill is publicly listed on the Nasdaq Stock Market under the ticker VCIC.

Certain closely related party matters

Odysseus Holdings is wholly owned by Jeri-Lea Brown, who is affiliated with CoinShares through her employment in CoinShares as Corporate Secretary. Jeri-Lea Brown’s engagement in Odysseus Holdings is solely for the purposes of facilitating the Transaction as described herein and in accordance with Odysseus Holdings’ undertakings in the BCA.

As at the date of this announcement, Odysseus Holdings indirectly holds 2,000 shares and 5,608 options in CoinShares, corresponding to less than 0.001 percent of the shares and votes in CoinShares.14 Jeri-Lea Brown’s participation in the Transaction means that Section III of the Takeover Rules is applicable to the Transaction, entailing that CoinShares is obliged to obtain and announce a fairness opinion regarding the Transaction from an independent expert. As stated above under “The evaluation of the Transaction by the Board of Directors” above, the Board of Directors of CoinShares has obtained a fairness opinion from Eight Advisory UK Limited.

Advisors

Stifel and Keefe, Bruyette & Woods (KBW) is acting as financial advisor to CoinShares in relation to the Transaction. White & Case (as to U.S law, U.K. law and Swedish law) and Carey Olsen (as to Jersey Law and Cayman Islands Law) are acting as legal advisors to CoinShares in relation to the Transaction.

Information about the Transaction

Information about the Transaction is made available at www.coinshares-bidco.com.

For inquiries about the Transaction, please contact:

CoinShares

Benoît Pellevoizin, Head of Marketing & Communications, bpellevoizin@coinshares.com

This disclosure contains information that CoinShares International Limited is obliged to make public pursuant to the EU Market Abuse Regulation (EU nr 596/2014). The information was submitted for publication, through the agency of the contact person set out above, at 13:55 CEST on 8 September 2025.

[14]	Based on 65,507,173 shares in CoinShares, excluding 1,171,037 shares held in treasury by CoinShares and 734,338 shares in CoinShares that, as of 8 September 2025, would be issued if the outstanding CoinShares options, whether vested or unsettled, were net settled by withholding shares upon exercise.

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